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                                    SCHEDULE 3.2C

                      FORM OF REPURCHASE AND GUARANTEE AGREEMENT

                          REPURCHASE AND GUARANTEE AGREEMENT

         This Agreement is made this        day of November, 1996 by and
between Dynatec International, Inc. ("Dynatec"), a Utah corporation, and Nordic Industries, Inc. ("Nordic"), a Texas corporation.

                                       RECITALS

         WHEREAS, Dynatec, Nordic, and others have entered into an Asset Purchase Agreement (the "APA"), whereby Nordic Technologies, Inc.
("Technologies"), a Utah corporation, as the wholly owned subsidiary of Dynatec, will acquire the principal assets of Nordic-Lites, Inc., a Texas corporation, and undertake the business of the manufacture and sale of flashlight products;

         WHEREAS, pursuant to the APA, Nordic (as one of the current shareholders of the Nordic-Lites, Inc.), is to receive 305,000 shares of the common stock of Dynatec; and

         WHEREAS, Dynatec and Nordic have agreed to provide Nordic with certain assurances as to the amount of proceeds that Nordic will derive from the acquisition of the Dynatec stock;

         NOW, FOR good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                      AGREEMENT

         1. CATEGORIES OF SHARES. The Dynatec common stock received by Nordic shall be divided into three categories. The first category of shares consists of 50,000 shares of common stock which are subject to the guarantee provisions of paragraph three below, and are hereafter referred to as the "Guarantee Shares". The second category of Dynatec shares consists of 150,000 shares which are to be registered with the SEC pursuant to paragraph 2.1(d) of the APA, and are hereafter referred to as the "Registered Shares". The remaining 105,000 Dynatec shares are hereafter referred to as the "Unregistered Shares". Both the Guarantee Shares and the Registered Shares are to be registered by Dynatec pursuant to paragraph 2.1(d) of the APA. The Registered Shares and the Unregistered Shares are subject to the

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repurchase provisions of this Agreement as set forth in paragraphs three and four below, and are collectively referred to hereafter as the "Repurchase
Shares".

         2. PAYMENT REGARDING GUARANTEE SHARES. It is the stated purpose of Nordic that it intends to sell the Guarantee Shares at the earliest possible time during the first fifteen (15) months after the execution of this Agreement. To the extent that the aggregate sales price of the Guarantee Shares is less than $250,000 (prior to taking into consideration commissions of sale), Dynatec will pay to Nordic, within thirty (30) days of written notice of the final sale of all Guarantee Shares, the difference between $250,000 and the lesser aggregate sales price. All sales of the Guarantee Shares shall be made subject to the terms of this paragraph, and in one of the following categories of transactions; (a) brokers' transactions as defined in Rule 144 promulgated by the Securities and Exchange Commission;
(b) in sales "at the market" on NASDAQ; (c) in block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) in brokerage transactions in which the broker solicits purchasers, provided the sales price is not less than $5.00 per share; or (e) in privately negotiated transactions between Nordic and private purchasers, provided the sales price is not less than $5.00 per share. Nordic shall use its best efforts and act in good faith in selling the Guarantee Shares in order to secure the best possible price upon the sale of the Guarantee Shares. Nordic shall offer any of the Guarantee Shares to Dynatec at the price of $5.00 a share, if any broker proposes to sell such shares for less than $5.00 per share.

         3. SINKING FUND. From the time of the Closing (as defined in the APA), Dynatec will direct and ensure that Technologies will place ten (10%) percent of the invoiced sales price received by Technologies on the sale of all flashlight products of Technologies in an interest bearing account (the "Sinking Fund"). These funds will be accumulated in the Sinking Fund until such time as an aggregate of $500,000 has been placed into the fund. Dynatec and other parties, at the direction of Dynatec, may contribute cash to the Sinking Fund to assist in attaining the $500,000 maximum. The cash placed in the Sinking Fund shall be used to purchase the Repurchased Shares on the Repurchase Dates, as described in paragraph four below. Upon the purchase of all remaining Repurchase Shares held by Nordic, or upon the cancellation of the Repurchase Right, as provided in paragraph five below, the balance of any funds remaining in the Sinking Fund will be released to Technologies to be used for its business purposes, or returned to the parties or entities that made such funds available.

         4. REPURCHASE OF SHARES. Until the cancellation under paragraph five of the Repurchase Right described in this paragraph, Nordic shall sell

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to Dynatec, and Dynatec shall buy, any or all of the Repurchase Shares, first out of the Registered Shares (and when such shares have been purchased hereunder or transferred to third parties by Nordic), then out of the Unregistered Shares. The purchase price for the Repurchase Shares shall be $2.50 per share. However, Dynatec shall have no obligation to purchase any shares unless there are sufficient funds in the Sinking Fund referred to in paragraph three above to purchase the Repurchase Shares. In the event that Nordic transfers any of the Repurchase Shares to any other person or entity, no Repurchase Right will remain attached to such shares. It is the intention of the parties that only Nordic and Dynatec may exercise the rights provided herein, and that Dynatec may not repurchase shares from any transferee of Nordic. The first repurchase of shares shall take place on the first business day six (6) months after the execution of this Agreement.
Subsequent repurchases shall take place on the first business day each three months thereafter, until such time as Nordic no longer owns any of the Repurchase Shares. Each day on which a repurchase shall take place shall be known as a "Repurchase Date". On the first Repurchase date, Dynatec may not purchase more than 125,000 of the Repurchase Shares. On the second
Repurchase date, the total of Dynatec's purchases on the first and second Repurchase Dates may not exceed 125,000 of the Repurchase Shares. Not less than thirty (30) days prior to a Repurchase Date, Dynatec will give written notice (the "Repurchase Notice") to Nordic of the amount of cash then on hand in the Sinking Fund, and shall compute the number of shares which will be purchased on the Repurchase Date based upon the amount of funds referenced in the notice.

         5. CANCELLATION OF REPURCHASE RIGHT. Upon receiving the Repurchase Notice from Dynatec, Nordic shall have twenty (20) days in which Nordic may give written notice that it has elected to terminate the Repurchase Right set forth in paragraph four of this Agreement, and the provisions of paragraph four shall thereafter be null and void as to all Repurchase Shares which Nordic owns as of the date that it gave notice of its election to terminate the Repurchase Right.

         6. NUMERICAL LIMITATION ON SALES. The parties agree that none of the shares referred to in this Agreement may be sold by Nordic for a period of six months from the date of this Agreement. For the eighteen months thereafter (and except for any Repurchase Shares purchased by funds from the Sinking Fund), Nordic will not sell more than 40,000 shares in any three month period.

         7. ARBITRATION. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, or any breach or alleged breach thereof shall, as the exclusive method for resolution, be determined and settled by arbitration in Salt Lake City, Utah, pursuant to the Commercial Arbitration Rules

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then in effect of the American Arbitration Association.  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court or the forum, state or federal, having jurisdiction, and shall include an award in favor of the prevailing party to pay all reasonable costs and attorneys' fees incurred by the prevailing party as well as the cost of the arbitration.

         8.   MISCELLANEOUS PROVISIONS

         8.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties and supersedes all prior contemporaneous agreements and understandings of the parties with respect to the subject matter hereof.

         8.2. NOTICES. Unless otherwise provided herein, any notice, demand, or communication required or permitted to be given pursuant to any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent, by registered or certified mail, postage prepaid, addressed to the party at the address set forth below, or to such other address as the party may from time to time specify by written notice to the other party in accordance with this paragraph. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in the United States mail, addressed and sent as aforesaid.

                             Nordic Industries, Inc.
                             2101 Brennan Avenue
                             Fort Worth, Texas 76106

    with copy to:            Ronald L. Brown
                             2200 One Galleria Tower
                             13355 Noel Road, L.B. 48
                             Dallas, Texas 75240-6657

                             Dynatec International, Inc.
                             3820 West Great Lakes Drive
                             Salt Lake City, Utah 84119

    with copy to:            Bruce L. Dibb
                             311 South State Street
                             Suite 380
                             Salt Lake City, Utah 84111

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         8.3.  APPLICATION OF UTAH LAW.  This Agreement shall be construed and enforced in accordance with the laws of the State of Utah.

         8.4. CONSTRUCTION. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

         8.5. HEADINGS. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision thereof.

         8.6. WAIVERS. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

         8.7. RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

         8.8. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected, and such provision shall be enforceable to the fullest extend permitted by law.

         8.9. SUCCESSORS AND ASSIGNS. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the undersigned parties have executed this
Agreement as of the date first written above.


DYNATEC INTERNATIONAL, INC., NORDIC INDUSTRIES, INC.
a Utah corporation


By______________________________       By______________________________
  Its:                                   Its:


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                                    SCHEDULE 6.10B

                           INDIVIDUALS TO SIGN PROPRIETARY
                                INFORMATION AGREEMENTS



Dick E. Davis
Gary W. Kibler
George R. Lindberg
Julia D. McCarts
Jim McHale




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